EXHIBIT 4.1
                              MARKER INTERNATIONAL

                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT

                                 AUGUST 19, 1998

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                                TABLE OF CONTENTS

1.       AGREEMENT TO PURCHASE AND SELL STOCK...............................1
   (a)        AUTHORIZATION.................................................1
   (b)        AGREEMENT TO PURCHASE AND SELL SECURITIES.....................1
2.       CLOSING............................................................1
3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................2
   (a)        ORGANIZATION, GOOD STANDING AND QUALIFICATION.................2
   (b)        CAPITALIZATION................................................2
   (c)        DUE AUTHORIZATION.............................................2
   (d)        VALID ISSUANCE OF STOCK.......................................2
   (e)        GOVERNMENTAL CONSENTS.........................................3
   (f)        COMPLIANCE WITH OTHER INSTRUMENTS.............................3
   (g)        EXCHANGE ACT REPORTS..........................................3
4.       REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS  OF THE
         INVESTOR...........................................................3
   (a)        AUTHORIZATION.................................................3
   (b)        GOVERNMENTAL CONSENTS.........................................4
   (c)        NON-CONTRAVENTION.............................................4
   (d)        PURCHASE FOR OWN ACCOUNT......................................4
   (e)        INVESTMENT EXPERIENCE.........................................4
   (f)        ACCREDITED INVESTOR STATUS....................................4
   (g)        RESTRICTED SECURITIES.........................................4
   (h)        LEGENDS.......................................................5
   (i)        DUE DILIGENCE.................................................5
5.       CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING................5
   (a)        REPRESENTATIONS AND WARRANTIES TRUE...........................5
   (b)        PERFORMANCE...................................................5
   (c)        SECURITIES EXEMPTIONS.........................................5
   (d)        SATISFACTION OF ESCROW INSTRUCTIONS...........................5
   (e)        CERTIFICATE OF DESIGNATION....................................5
   (f)        SCHEDULE 3(B).................................................6
   (g)        OTHER ACTIONS.................................................6
6.       CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING.................6
   (a)        REPRESENTATIONS AND WARRANTIES TRUE...........................6
   (b)        PERFORMANCE...................................................6
   (c)        PAYMENT OF PURCHASE PRICE.....................................6
   (d)        SECURITIES EXEMPTIONS.........................................6
   (e)        OTHER ACTIONS.................................................6
7.       COVENANTS OF COMPANY...............................................6
   (a)        REGISTRATION RIGHTS...........................................7
8.       INDEMNIFICATION...................................................10
   (a)        SURVIVAL OF REPRESENTATIONS AND WARRANTIES...................10
   (b)        THE INVESTOR=S AGREEMENT TO INDEMNIFY........................10
   (c)        THE COMPANY'S AGREEMENT TO INDEMNIFY.........................10
   (d)        NOTICE OF CLAIM..............................................10
   (e)        COOPERATION; ASSIGNMENT OF CLAIMS............................11
   (f)        MEDIATION....................................................11
   (g)        ARBITRATION..................................................11
   (h)        CERTAIN LIMITATIONS..........................................12
   (i)        OTHER RIGHTS AND REMEDIES....................................12
9.       MISCELLANEOUS.....................................................12
   (a)        SUCCESSORS AND ASSIGNS.......................................12
   (b)        GOVERNING LAW................................................12
   (c)        COUNTERPARTS.................................................12
   (d)        HEADINGS.....................................................12
   (e)        NOTICES......................................................12
   (f)        AMENDMENTS AND WAIVERS.......................................13
   (g)        SEVERABILITY.................................................13
   (h)        ENTIRE AGREEMENT.............................................13
   (i)        FURTHER ASSURANCES...........................................13
   (j)        CONSTRUCTION.................................................13
   (k)        FEES, COSTS AND EXPENSES.....................................13
   (l)        ADJUSTMENTS FOR STOCK SPLITS, ETC............................13

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                              MARKER INTERNATIONAL
                            SERIES B PREFERRED STOCK
                               PURCHASE AGREEMENT

          This Series B Preferred Stock Purchase Agreement (this "Agreement") is made and entered into as of August 19, 1998 by and between Marker International, a Utah corporation (the "COMPANY"), and Henry E. Tauber, an Individual (the "INVESTOR").

                                     RECITAL

          In consideration for Three Million Dollars ($3,000,000) in cash, the Company shall issue a number of shares of Series B Preferred Stock, $.01 par value per share, of the Company (the "SERIES B PREFERRED STOCK") on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

          In consideration of the foregoing recitals, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        AGREEMENT TO PURCHASE AND SELL STOCK.

          (a) AUTHORIZATION. As of the Closing, the Company's Board of Directors (the "BOARD") shall have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to Two Million (2,000,000) shares of Series B Preferred Stock, $.01 par value, having the rights, preferences, privileges and restrictions set forth in the Certificate of Designation of the Series B Preferred Stock in the form attached hereto as EXHIBIT A (the "CERTIFICATE OF DESIGNATION") and up to Two Million Six Hundred Sixty Thousand (2,660,000) shares of the Company's common stock, par value $.01 (the "COMMON Stock"), for issuance upon conversion of Series B Preferred Stock.

          (b) AGREEMENT TO PURCHASE AND SELL SECURITIES. The Company hereby agrees to issue to the Investor at the Closing, and the Investor agrees to acquire from the Company at the Closing, One Million (1,000,000) shares of Series B Preferred Stock (collectively, the "PURCHASED SHARES") for a total cash purchase price of Three Million Dollars ($3,000,000) (the "PURCHASE PRICE").


2. CLOSING. The purchase and sale of the Purchased Shares (the "CLOSING") shall take place at the offices of Snell & Wilmer in Salt Lake City, Utah on August 19, 1998, or at such other time and place as the Company and the Investor mutually agree upon (which time and place are referred to in this Agreement as the "CLOSING DATE"). At the Closing, the Company shall deliver to the Investor certificates representing the Purchased Shares and the Investor shall deliver to the Company the Purchase Price.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that the statements in this Section 3 are true and correct:

          (a) ORGANIZATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all corporate power and authority required to (i) carry on its business as presently conducted and (ii) enter into this Agreement, and to consummate the transactions contemplated hereby. Each of the Company and its subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company.

          (b) CAPITALIZATION. As of the date hereof, (i) the Company=s authorized capital stock consists of: 30,0000,000 shares of Common Stock, $.01 par value per share, of which 11,130,577 shares are validly issued and outstanding, fully paid and nonassessable, and 5,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), none of which has been issued and (ii) the Company has outstanding the securities set forth on Schedule 3(b) (which shall be provided to Investor prior to Closing) which are convertible into or exercisable or exchangeable for Common Stock (the "DERIVATIVE SECURITIES"). From the date hereof to the Closing, there will be no changes in such authorized capital stock or Derivative Securities, except as contemplated by this Agreement except as may result from the exercise or conversion of the Derivative Securities during such period. All the issued and outstanding shares of capital stock are free of preemptive and similar rights.

          (c) DUE AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders, necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and for the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares, will be taken prior to the Closing, and this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as may be limited by (A) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (B) the effect of rules of law governing the availability of equitable remedies, and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

          (d) VALID ISSUANCE OF STOCK.

               (i) VALID ISSUANCE. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The Common Stock to be issued upon conversion of the Purchased Shares (the "CONVERSION SHARES") have been duly and validly reserved for issuance and, upon issuance, sale and delivery in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

               (ii) COMPLIANCE WITH SECURITIES LAWS. Assuming the correctness of the representations made by the Investor in Section 4, the Purchased Shares and the Conversion Shares (assuming no change in applicable law and no unlawful distribution of Purchased Shares by the Investor or other Persons) will be issued to the Investor in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT").

          (e) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company or any of its subsidiaries is required in connection with the consummation of the transactions contemplated by this Agreement except for the filing of the Certificate of Designation with the Secretary of State of the State of Utah. Such qualification and filing will, in the case of qualification, be effective on the Closing Date and will, in the case of filing, be made within the time prescribed by law.

          (f) COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation, breach or default of any term of its Articles of Incorporation, as amended ("ARTICLES") or Bylaws. The execution, delivery, and performance of, and compliance with, this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under Company's Articles or Bylaws, or any agreement or contract of the Company, or, to the best of the Company's knowledge, a violation of any statutes, laws, regulations or orders, or any event which results in the creation of any lien, charge or encumbrance upon any asset of the Company.

          (g) EXCHANGE ACT REPORTS. As of their respective dates, the filings made by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act Reports"), complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder and other applicable federal, state and local laws, rules and regulations, and none of the Exchange Act Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely filed its Exchange Act Reports.


4.        REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE INVESTOR.
The Investor hereby represents and warrants to the Company and agrees that:

          (a) AUTHORIZATION. This Agreement constitutes the Investor's valid and legally binding obligation, enforceable in accordance with its terms, except (i) as may be limited by (A) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (B) the effect of rules of law governing the availability of equitable remedies, and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or public policy thereunder.

          (b) GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Investor is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of such qualifications or filings under the Securities Act or the Exchange Act and the regulations thereunder and all applicable state securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective on the Closing Date and will, in the case of filings, be made within the time prescribed by law.

          (c) NON-CONTRAVENTION. The execution, delivery and performance of this Agreement by the Investor, and the consummation by the Investor of the transactions contemplated hereby, do not and will not: (i) constitute a violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Investor; or (ii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Investor under, any contract to which the Investor is a party or any permit, license or similar right relating to the Investor or by which the Investor may be bound or affected in such a manner as, together with all other such matters, would have a material adverse effect on the Investor.

          (d) PURCHASE FOR OWN ACCOUNT. The Purchased Shares are being acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

          (e) INVESTMENT EXPERIENCE. The Investor understands that the purchase of the Purchased Shares involves substantial risk. The Investor acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the Purchased Shares and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Purchased Shares and protecting his own interests in connection with this investment.

          (f) ACCREDITED INVESTOR STATUS. The Investor is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

          (g) RESTRICTED SECURITIES. The Investor understands that the Purchased Shares, and the Conversion Shares upon issuance will be, characterized as "restricted securities" under the Securities Act, inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the rules and regulations of the Securities Act.

          (h) LEGENDS. The Investor agrees that the certificates for the Purchased Shares and, upon issuance thereof, the Conversion Shares, will bear the following legend:

               The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or with any state securities commission. They may not be transferred or disposed of by the holder in the absence of a registration statement which is effective under the Securities Act of 1933 and applicable state laws and rules, unless, immediately prior to the time set for transfer, such transfer may be effected without violation of the Securities Act of 1933 and other applicable state laws and rules.

          (i) DUE DILIGENCE. The Investor acknowledges receipt of, and the opportunity to review, the information that the Investor believes necessary to make an investment in the Purchased Shares.


5. CONDITIONS TO THE INVESTOR'S OBLIGATIONS AT CLOSING. The obligations of the Investor under Sections l and 2 are subject to the fulfillment or its waiver, before the Closing of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, with the same effect as though such representations and warranties had been made as of the Closing Date.

          (b) PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

          (c) SECURITIES EXEMPTIONS. The offer and sale of the Purchased Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws.

          (d) SATISFACTION OF ESCROW INSTRUCTIONS. All conditions required in those certain escrow instructions dated August 19, 1998 by and among the Company, the Investor and First Security Bank, N.A. shall have been satisfied.

          (e) CERTIFICATE OF DESIGNATION. The parties shall have mutually agreed upon and the Company shall have filed with the Secretary of State of the State of Utah the Certification of Designation.

          (f) SCHEDULE 3(B). The Company shall have delivered a copy of Schedule 3(b) to the Investor.

          (g) OTHER ACTIONS. The Company shall have executed such other certificates, agreements, instruments and other documents, and taken such other actions, as shall be customary or reasonably requested by the Investor in connection with the transactions contemplated hereby.


6. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company under Sections 1 and 2 are subject to the fulfillment or its waiver before the Closing of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Investor contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

          (b) PERFORMANCE. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him at or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

          (c) PAYMENT OF PURCHASE PRICE. The Investor shall have delivered to the Company the Purchase Price of the Purchased Shares as specified in
          Section 1.

          (d) SECURITIES EXEMPTIONS. The offer and sale of the Purchased Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and qualification requirements of all applicable state securities laws.

          (e) OTHER ACTIONS. The Investor shall have executed such other certificates, agreements, instruments and other documents, and taken such other actions, as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

7. COVENANTS OF COMPANY. The Company covenants and agrees that it hereby grants to Investor certain registration rights with respect to the Registerable Securities, as hereinafter defined:

          (a) REGISTRATION RIGHTS.

               (i) DEFINITIONS. For purposes of this Agreement:

                    A. REGISTRATION. The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.

                    B. REGISTERABLE SECURITIES. The term "REGISTERABLE SECURITIES" means: (1) all shares of Common Stock issued or issuable upon conversion of any of the Purchased Shares, and
                    (2) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the securities described in the immediately preceding clause.

                    C. HOLDER. The term "HOLDER" means any Person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Section 7(a) have been duly assigned in accordance with this Agreement.

               (ii) PIGGYBACK REGISTRATION. If at any time after receipt of the Registerable Securities by Holder, the Company shall propose to file with the Securities and Exchange Commission (the "Commission") on behalf of the Company or any other stockholder a registration statement under the Securities Act, with respect to any class of security (as defined in Section 3(a)(10) of the Exchange Act), other than a registration statement approved by the Board on Form S-4 or S-8, or such amended or alternative form for Form S-4 or S-8 as the Commission may from time to time require, the Company shall in each case timely notify Holder. The Company will include in such registration statement any or all of the Registerable Securities within twenty (20) days after the Company's giving of such notice, provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 7(a)(ii) without obligation to the Holder and subject to the conditions set forth herein.

               (iii) ONE-TIME DEMAND REGISTRATION ON FORM S-3. In addition to the rights contained in Section 7(a)(ii) above, the Holder shall have the one-time right, commencing on the Closing Date, to request a registration on Form S-3 (such requests shall be in writing and shall state the number of Registerable Securities to be disposed of and the intended methods of disposition of such securities), provided, however, that the Company shall not be obligated to effect any such registration if (A) a Form S-3 registration is unavailable; or (B) the Board determines that such Form S-3 registration would be detrimental to the Company, in which case such registration may be delayed for a period not to exceed sixty (60) days. The rights of the Holder to demand registration under this paragraph shall expire upon the filing of the Form S-3 Registration Statement by the Company after the initial demand made by the Holder. The Company shall maintain its eligibility to register stock on Form S-3, or if the Company is not eligible, upon Holder=s demand, it will register the Registerable Securities on an available form.

               (iv) REGISTRATION PROCEDURES. If, pursuant to Sections 7(a)(ii) or 7(a)(iii) hereof, the Company is required to include any Registerable Securities in a registration statement proposed to be filed, the Company will, as expeditiously as possible: (A) prepare and file such registration statement under the Securities Act on an appropriate form and use its best efforts to cause such registration statement to become effective; (B) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act and the Exchange Act with respect to the offer of the securities covered by such registration statement during the period required for distribution of such securities; (C) furnish to the Holder such number of copies of such registration statement and all amendments thereto and of such prospectus (including each preliminary, amended or supplemental prospectus) as such Holder may reasonably request in order to facilitate the sale or transfer of the securities covered by such registration statement; (D) use its reasonable efforts to register or qualify the securities covered by any such registration statement in such jurisdictions as such Holder may reasonably request; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it will not otherwise be required to qualify but for this Subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction; (E) furnish, at the request of Holder, on the date that such Registerable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registerable Securities are not being sold through underwriters, on the date such registration statement becomes effective (1) an opinion, dated such date, in a form customary to such transactions, of the independent counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to Holder making such request, reasonably acceptable in form and substance to such underwriter and Holder, and (2) a letter, dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and Holder, stating that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement or the prospectus, or any amendment or supplement thereto (including, in each case, documents incorporated by reference thereto), comply as to form in all material respects with the applicable accounting requirements of the Securities Act; such opinion of counsel shall additionally cover such other legal matters with respect to the registration statement and the Company as the underwriters, if any, or Holder may reasonably request; and such letter from the independent certified public accountants shall additionally cover such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letter) with respect to the registration statement and the Company as the underwriters, if any, or Holder may reasonably request; (F) use its best efforts to keep such registration and qualification effective until all exercises, sales and distributions contemplated by the requests made pursuant to Section 7(a)(ii) or 7(a)(iii) hereof shall have been completed, but not in any event for a period in excess of one (1) year; and (G) pay the following expenses incurred by Holder and the Company in complying with this
               Section: (1) all registration and filing fees; (2) all printing expenses; (3) all fees and disbursements of the counsel and independent public accountants for the Company; and (4) all Blue Sky fees and expenses (including fees and expenses of counsel in connection with Blue Sky surveys). Notwithstanding the foregoing, the Company shall not be obligated to pay any underwriter=s discounts or commissions or attorneys= fees or expenses of the Holder.

               (v) CERTAIN CONDITIONS TO REGISTRATION. The right of Holder to have any Registerable Securities included in any registration statement pursuant to the provisions of Section 7(a)(ii) or
               Section 7(a)(iii) hereof shall be subject to the following further conditions: (A) should the request for registration be pursuant to Section 7(a)(ii), and should the registration statement proposed by the Company relate to an underwritten offering of securities of the Company, and should the managing underwriter for the Company render a recommendation to the effect that such registration of all or a part of the Registerable Securities would impair the Company=s ability to sell the securities being registered by the Company, then Holder shall be entitled to participate pro rata with all other stockholders entitled to registration rights of equal priority, if any ("Other Stockholder"), based upon the number of shares owned by or issuable to Holder and each Other Stockholder in the maximum amount of shares that such underwriter determines may be sold without such impairment after the Company has included all stock that it desires to sell; (B) Holder shall furnish to the Company in writing such information and documents as, in the opinion of counsel to the Company, may be reasonably required to properly prepare and file such registration statement in accordance with applicable provisions of the Securities Act; and (C) if Holder desires to sell and distribute securities over a period of time, or from time to time at the prevailing market prices pursuant to a registration statement to be filed by the Company under the Securities Act, then Holder shall execute and deliver to the Company such written undertakings as the Company and its counsel may reasonably require in order to assure full compliance with relevant provisions of the Securities Act and the Exchange Act.

               (vi) NOTICES OF REGISTRATION STATEMENTS. The Company shall not file any registration statement under the Securities Act covering any debt or equity securities unless it shall first have given Holder at least sixty (60) days prior written notice thereof.


8.        INDEMNIFICATION.

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations, warranties and agreements made by the Company and the Investor in Section 7 of this Agreement, all representations, warranties and agreements made by the Company and the Investor in this Agreement shall survive for a period of one (1) year from the Closing Date; the representations, warranties and agreements in Section 7 shall survive for a period of five (5) years from the Closing Date; and no claim for any breach thereof may be made unless notice thereof is given to the other party prior to such date; PROVIDED, HOWEVER, that the limitations on survival shall not apply to any breach of this Agreement resulting from any willful or knowing misrepresentation or omission or fraud.

          (b) THE INVESTOR=S AGREEMENT TO INDEMNIFY. The Investor agrees to indemnify and hold harmless the Company and its directors, officers, general partners, limited partners, employees and agents from and against all proceedings, judgments, decrees, demands, claims, actions, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs and costs of investigation (collectively referred to as "Losses") asserted against or incurred by the Company or its directors, officers, employees or agents resulting from a breach of any covenant, agreement, representation or warranty of the Investor contained in this Agreement or the exhibits or schedules hereto.

          (c) THE COMPANY'S AGREEMENT TO INDEMNIFY. The Company hereby agrees to indemnify and hold harmless the Investor and its agents from and against all Losses asserted against or incurred by the Investor or its agents resulting from a breach of any covenant, agreement, representation, or warranty of the Company contained in this Agreement or the exhibits or schedules hereto.

          (d) NOTICE OF CLAIM. Any party who has a claim which would give rise to liability pursuant to this Article 8 shall give notice to the other party of such claim, together with a reasonable description thereof. With respect to any claim by a third party which is covered by the indemnifications contained hereunder, the party obligated to indemnify shall be afforded the opportunity, at its expense, to defend or settle such claim if, within ten (10) days of notice thereof, it acknowledges in writing its indemnification obligation hereunder, utilizes counsel reasonably satisfactory to the indemnified party, commences such defense promptly and pursues such defense with diligence; PROVIDED, HOWEVER, that such indemnifying party shall secure the consent of the indemnified party to any settlement, which consent shall not be unreasonably withheld.

          (e) COOPERATION; ASSIGNMENT OF CLAIMS. A party seeking indemnification pursuant to this Article 8 shall use reasonable efforts to cooperate with the indemnifying party in connection with its defense of indemnifiable claims and settlements thereof. In the event such indemnified party has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of notice from the indemnifying party pursuant to Section 8
          (d) acknowledging the indemnifying party's indemnification obligation under this Agreement, the indemnified party shall assign to the indemnifying party the entire claim or claims to the extent of the indemnification actually paid by the indemnifying party and the indemnifying party shall thereupon be subrogated with respect to such claim or claims of the indemnified party.

          (f) MEDIATION. Any claim, dispute, or controversy between the parties arising in connection with or relating to this Agreement or the making, performance or interpretation thereof shall, if not settled by negotiation, be submitted to non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association then in effect. Any demand for mediation shall be made in writing and served upon the other party in the same manner as otherwise provided for notice in this Agreement. The demand shall set forth with reasonable specificity the basis of the dispute and the performance or relief sought. The parties shall, within thirty (30) days of receipt of a demand to mediate, confer and select a mediator. The mediation shall take place at a time and location in Salt Lake City, Utah mutually agreeable to the parties and the mediator, but not later than sixty (60) days after a demand for mediation is received.

          (g) ARBITRATION. All disputes under this Agreement shall be settled by arbitration in Salt Lake City, Utah pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Agreement. The arbitrator(s) shall be selected by the joint agreement of the parties, but if they do not so agree within twenty
          (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys= fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. Nothing contained in this paragraph shall prevent the parties from settling any dispute by mutual agreement at any time.

          (h) CERTAIN LIMITATIONS. In no event shall either party be required to indemnify the other party for any Losses relating to any matters subject to indemnification under this Article 8, unless and until such Losses exceed $5,000 individually or $10,000 in the aggregate, in which event all such Losses shall be recoverable by the indemnified party.

          (i) OTHER RIGHTS AND REMEDIES. The rights of the parties provided under this Article 8 are independent of and in addition to such rights and remedies as the parties may have at law, in equity or otherwise; PROVIDED, HOWEVER, that the parties shall not be entitled to seek rescission of the purchase and sale of the Series B Preferred Stock contemplated herein.


9.        MISCELLANEOUS.

          (a) SUCCESSORS AND ASSIGNS. This Agreement shall not be assignable by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

          (b) GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Utah, without reference to principles of conflict of laws or choice of laws.

          (c) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          (d) HEADINGS. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

          (e) NOTICES. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as FedEx for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Investor or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 9(e).

          (f) AMENDMENTS AND WAIVERS. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this
          Section 9 shall be binding upon the Investor, the Company and their respective successors and assigns.

          (g) SEVERABILITY. If any provision of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          (h) ENTIRE AGREEMENT. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

          (i) FURTHER ASSURANCES. From and after the date of this Agreement upon the request of the Company or the Investor, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          (j) CONSTRUCTION. Whenever in this Agreement the word "include" or "including" is used, such term shall be deemed to mean "include, without limitation," or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list. The words "hereof," "herein," '"hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (k) FEES, COSTS AND EXPENSES. All fees, costs and expenses (including attorney's fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

          (l) ADJUSTMENTS FOR STOCK SPLITS, ETC. Wherever in this Agreement there is a reference to a specific number of shares of capital stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such shares of capital stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MARKER INTERNATIONAL                     INVESTOR


By: /s/ Kevin Hardy                      By:  /s/ Allan L. Sullivan
    -----------------------------            --------------------------
Name:  Kevin Hardy                       Name:  Allan L. Sullivan
Title: Chief Financial Officer           Title: Attorney For Henry E. Tauber
Date Signed: August 19, 1998             Date Signed: August 19, 1998

Address: 1070 W. 2300 South              Address Suite 900
         Salt Lake City, UT                      111 Boradway
         84119                                   Salt Lake City, UT 84111
Telephone No.: (801) 972-2100            Telephone No.: (801) 237-1955
Facsimile No.: (801) 972-1011            Facsimile No.: ____________________

With copy to:  ___________________       With copy to: Allan L. Sullivan
        __________________________                     William C. Gibbs
        __________________________                     Snell & Wilmer, LLP
Telephone No.: ___________________       Address       111 East Broadway,
Facsimile No.: ___________________                     Suite 900
                                                       Salt Lake City, Ut 84111
                                         Telephone No.:(801) 237-1907
                                         Facsimile No.:(801) 237-1950

                                                              Exhibit A

                           CERTIFICATE OF DESIGNATION
                                       OF
                              MARKER INTERNATIONAL


          PURSUANT TO THE AUTHORITY vested in the Board of Directors of Marker International by the provisions of its Amended and Restated Articles of Incorporation ("ARTICLES OF Incorporation"), and as permitted by Section 16-10a-602(4) of the Utah Revised Business Corporation Act, the Board of Directors hereby adopts the following amendments to the Articles of Incorporation of Marker International:

          FIRST: The name of the corporation is Marker International (the "COMPANY").

          SECOND: The following amendment to the Articles of Incorporation of the Company was duly adopted by the Board of Directors without shareholder action on August 17, 1998 (shareholder action was not required):

          Article III of the Amended and Restated Articles of Incorporation is hereby amended by adding the following:

          The Company hereby designates a series of its preferred stock, with the following terms and conditions:

          1. DEFINITIONS. As used herein, the following words and expressions have the respective meanings set out below:

               (a) "ARTICLES OF INCORPORATION" means the Articles of Incorporation of the Company as amended and in effect from time to time.

               (b) "COMMON STOCK" means the capital stock of the Company designated as common stock and authorized from time to time and being stock which is junior to all series of Preferred Stock in respect of dividend payments and of distributions or payments upon liquidation.

               (c) "COMPANY" means MARKER INTERNATIONAL and any subsidiaries and includes any successor corporation by merger, consolidation or otherwise if the stockholders of the former corporations continue as stockholders of the new combined corporation.

               (d) "CONVERSION RATE" shall have the meaning set forth in paragraph 2(d) below.

               (e) "JUNIOR STOCK" shall mean all stock, whether or not presently authorized, ranking as to both payment of dividends and distribution of assets, junior to the Series B Preferred Stock.

               (f) "LIQUIDATION EVENT" means the voluntary or involuntary liquidation, distribution or sale of substantially all of the Company's assets, or the dissolution or winding up of the Company and includes the merger or consolidation of the Company with another corporation pursuant to any statute except for a merger or consolidation of the Company in which the Company is the surviving entity and immediately after which persons who held shares representing a majority of the votes for directors of the Company under these Amended and Restated Articles of Incorporation hold shares representing a majority of votes for directors of the surviving entity.

               (g) "LIQUIDATION PRICE" shall have the meaning set forth in paragraph 3(a) below. (h) "SERIES B PREFERRED STOCK" means the authorized class of capital stock of the Company designated as Series B Preferred Stock.

          2. RIGHTS AND PREFERENCES OF SERIES B PREFERRED STOCK:

               (a) VOTING RIGHTS OF SERIES B PREFERRED STOCK. Except as otherwise provided by law, the holders of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such holders= Series B Preferred Stock is convertible; and with respect to such vote, such holders shall have, subject to Utah law, all voting rights and powers equal to the voting rights and powers of holders of Common Stock, and shall be entitled to notice of any stockholders meetings in accordance with the Bylaws of the Company and shall be entitled to vote with the holders of the Common Stock together as a single class upon any question affecting the management and affairs of the Company.

               (b) MAJORITY APPROVAL. As long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding: (i) pay any dividends to holders of Common Stock; (ii) alter or change the rights, preferences or privileges of the Series B Preferred Stock; (iii) increase the authorized number of shares of the Series B Preferred Stock; (iv) create any new class or series of shares having preference over the Series B Preferred Stock; (v) authorize any amendment to these Articles of Incorporation which would adversely affect the rights of the holders of the Series B Preferred Stock or reclassify any shares of any class of capital stock into a class ranking prior to or in parity with the Series B Preferred Stock; or (vi) repurchase any equity security except redemptions of stock purchased from employees upon such employee(s) termination of employment.

               (c) DIVIDENDS.

                    (i) The holders of shares of Series B Preferred Stock, in
               preference to the holders of Common Stock, and of any Junior Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash or by the issuance of shares of Series B Preferred Stock, at the election of the Company, at the rate of $0.27 per share, or 9/100 of a share of Series B Preferred Stock, respectively (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), on the first day of January in each year (each such date being referred to herein as a "DIVIDEND PAYMENT DATE"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock.

                    (ii) Dividends shall begin to accrue and be cumulative on
               outstanding shares of Series B Preferred Stock from the date of issuance of such shares. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than sixty
               (60) days prior to the date fixed for the payment thereof.

                    (iii) No dividends shall be declared or paid or set apart
               for payment on any class or series of Junior Stock (other than dividends payable in a particular class or series of Junior Stock to holders thereof) unless all aggregate accrued dividends on all outstanding shares of Series B Preferred Stock shall have been paid, or contemporaneously are declared and paid, for all past periods.

               (d) CONVERSION OF PREFERRED STOCK TO COMMON STOCK. Each share of Series B Preferred Stock shall be convertible, at the option of the owner thereof, at any time, upon surrender to the Company of the certificates for the shares to be converted, into fully paid and nonassessable shares of Common Stock of the Company, at the initial rate of one and one-third (1-1/3) shares of Common Stock for each share of Series B Preferred Stock ("CONVERSION RATE"). Conversion of Series B Preferred Stock into Common Stock shall be made pursuant to the following terms:

                    (i) DELIVERY OF CERTIFICATES. Any holder of the Series B
               Preferred Stock desiring to convert shares as herein provided shall deliver to the Company, duly endorsed in blank, the certificate or certificates representing the shares to be converted, and at the same time the holder shall notify the Secretary of the Company in writing, that such holder desires to convert the Series B Preferred Stock into Common Stock at the Conversion Rate pursuant to these provisions.

                    (ii) ISSUANCE OF CERTIFICATES. Upon receipt by the Secretary of a certificate or certificates representing the Series B Preferred Stock and a notice that the holder thereof desires to convert the same, the Company shall forthwith cause to be issued to the holder of the Series B Preferred Stock surrendering the same, one and one-third (1-1/3) shares of Common Stock for each share of Series B Preferred Stock surrendered, with fractional shares, if any, being purchased by the Company at the then fair market value and the cash proceeds being distributed to the holder of the fractional interest.

                    (iii) DILUTION ADJUSTMENT. The number and kind of securities issuable upon conversion of the Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                         (1) In case the Company shall (A) declare a dividend on
                    its Common Stock in shares of Common Stock or make a distribution in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (D) issue by reclassification of its shares of Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock immediately prior thereto shall be adjusted so that the holder of the Series B Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock of the Company which he, she or it would have owned or would have been entitled to receive after the happening of any of the events described above, had the Series B Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to immediately after the record date, if any, for such event.

                         (2) Whenever the number of shares of Common Stock
                    issuable upon the conversion of the Series B Preferred Stock or the conversion price of such Common Stock is adjusted, the Company shall promptly mail by first-class mail, postage prepaid, to each holder, notice of such adjustment or adjustments.

                         (3) Notwithstanding any adjustment in the number or
                    kind of shares issuable upon the conversion of the Series B Preferred Stock, certificates representing shares of Series B Preferred Stock issued prior or subsequent to such adjustment may continue to refer to the same number and kind of shares as were issuable prior to such adjustment.

                    (iv) RESERVATION OF STOCK ISSUABLE UPON Conversion. The
               Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          3. LIQUIDATION RIGHTS.

               (a) In the event of the occurrence of any Liquidation Event, the holders of Series B Preferred Stock shall be entitled to receive, on a pro rata basis, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock or any Junior Stock, an amount equal to three dollars ($3.00) per share of Series B Preferred Stock issued and outstanding along with any accrued but unpaid dividends on such stock ("LIQUIDATION PRICE").

               (b) All assets remaining in the Company after the distributions provided for in paragraph 3(a) have been fully made, shall be divided pro rata among the holders of Common Stock.

               (c) In any sale of assets of the Company, if the consideration received by the Company is other than cash, the consideration=s value will be deemed to be its fair market value. In the case of publicly traded securities received in a merger, consolidation or sale of the Company, fair market value shall mean the closing market price for such securities on the last trading date prior to the date when such consolidation, merger or sale is consummated. If the consideration is in a form other than publicly traded securities, its value shall be determined by the Board of Directors of the Company.

          4. REDEMPTION.

               (a) MANDATORY REDEMPTION

                    (i) At the election of a majority of the holders of the
               Series B Preferred Stock, the Company shall redeem each year, beginning September 1, 2003, and on each September 1 thereafter, if any of the shares of Series B Preferred Stock remain outstanding, at a price per share equal to $3.00 plus all accrued and unpaid cumulative dividends thereon (whether or not declared or earned) to the date fixed for such redemption, twenty-five percent (25%) of the total number of shares of the Series B Preferred Stock at the time outstanding. Election of the holder to have such stock redeemed shall be made by giving the Company written notice not less than forty-five (45) days prior to the first redemption date and each redemption date thereafter.

                    (ii) If the full number of shares required to be redeemed as aforesaid shall not be so redeemed, the deficiency shall be made good thereafter as soon as funds shall become lawfully available therefor.

                    (iii) If the Company shall fail to discharge its obligation to redeem shares of Series B Preferred Stock pursuant to this
               Section 4(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Company is permitted by law to discharge such Mandatory Redemption Obligation. If and so long as the Mandatory Redemption Obligation with respect to Series B Preferred Stock shall not fully be discharged, the Company shall not, directly or indirectly, declare or pay any dividend or make any distributions on, or purchase, redeem or retire, or satisfy any mandatory redemption, sinking fund or other similar obligation in respect of, any stock or other securities ranking junior to the Series B Preferred Stock or warrants, rights or options exercisable for any such Junior Stock or other junior securities (other than dividends or distributions payable in a particular class or series of such stock or other junior securities to holders thereof).

               (b) OPTIONAL REDEMPTIONS. If the price of the Company=s Common Stock on NASDAQ is greater than $3.375 per share for twenty (20) consecutive trading days, the Company shall have the option of redeeming all or any portion of the outstanding Series B Preferred Stock at a price of $3.00 per share plus all accrued and unpaid cumulative dividends thereon (whether or not declared or earned) to the date of redemption, plus all amounts accrued under Section 2(c) to the redemption date and unpaid.

               (c) MANNER AND EFFECT OF REDEMPTIONS. Notice of any proposed redemption of shares of Series B Preferred Stock shall be given by the Company by mailing a copy of such notice at least sixty (60) days prior to the date fixed for such redemption to the holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses appearing on the books of the Company. Said notice shall specify the shares called for redemption, the redemption price and the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed. At any time prior to the date fixed for redemption, the holders of Series B Preferred Stock shall have the right to convert such Preferred Stock to Common Stock pursuant to the provisions set forth in Section 2(d) hereof.

          If less than all of the shares of Series B Preferred Stock are to be redeemed on a given date pursuant to the provisions of Section 4 hereof, the Company shall redeem, as nearly as practicable on such date, that number of whole shares of Series B Preferred Stock then held by each holder of such shares that bears the same proportion to the total number of such shares to be redeemed as the total number of such shares then outstanding.

          From and after the date fixed in any such notice as the date of redemption of shares of Series B Preferred Stock, unless default shall be made by the Company in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Series B Preferred Stock thereby called for redemption shall cease to accrue and, except as specifically provided herein, all rights of the holders thereof as shareholders of the Company, except the right to receive the redemption price, shall cease and terminate.

          All shares of Series B Preferred Stock which shall have been redeemed, purchased or otherwise acquired by the Company, shall be canceled and shall not be reissued as shares of Series B Preferred Stock.

          IN WITNESS WHEREOF, the amendments set forth above were adopted on the 24 day of August, 1998.


                                                 MARKER INTERNATIONAL


                                                     /s/ Kevin Hardy
                                                 ---------------------------
                                                 By:  Kevin Hardy
                                                 Its: Chief Financial Officer